STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                             Period
                                                         April 1, 2001,
                                                            Through
                                                            March 31,
                                                              2002
                                                         ---------------
Earnings of the Company........................            $273,482
Basic:
    Average shares outstanding.................             420,792
    Earnings per share.........................            $    .65
Diluted:
    Average shares outstanding.................             429,540
    Earnings per share.........................            $    .64